Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157979, 333-140426, 333-130830, and 333-129131), Form S-8 (Nos. 333-118275 and 333-166882) and Post Effective Amendment No. 3 on Form S-3 to Form S-4 (No. 333-150059) of American Campus Communities, Inc., and the Registration Statement on Form S-3 (No. 333-181102) of American Campus Communities, Inc. and American Campus Communities Operating Partnership LP, of our report dated February 13, 2013 included herein with respect to the combined statement of revenue and certain expenses of the Kayne Anderson Portfolio for the year ended December 31, 2011 included in this current report (Form 8-K/A) of American Campus Communities, Inc. and American Campus Communities Operating Partnership LP.

/s/ Ernst & Young LLP

Austin, Texas
February 13, 2013